THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

KEYON COMMX LLC

PROMISSORY NOTE

$3,500,000.00	June 10, 2011

               FOR VALUE RECEIVED, KeyOn CommX LLC, a Nevade limited liability corporation (the “Purchaser”), with its principal offices located at 7548 Sahara Avenue, Suite 102, Las Vegas, NV 89117, promises to pay to the order of CommX Holdings, Inc., or its registered assigns (the “Seller”), upon the terms set forth below, the principal sum of Three Million Five Hundred Dollars ($3,500,000.) (this “Note”), together with monthly interest from the date of this Note on the unpaid principal balance at a rate equal to five percent (5%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.  Terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement, dated as of June 10, 2011 between the Purchaser and the Seller (as such terms are defined in such Asset Purchase Agreement) (the “Asset Purchase Agreement”).

1.           Payments.

(a)           All unpaid principal, together with any then accrued but unpaid interest and any other amounts payable hereunder, shall be due and payable pursuant to the payment schedule attached hereto as Appendix 1 (the “Payment Schedule”).

(b)           Except as otherwise set forth in this Note, the Purchaser shall not be required to pay interest to the Seller on the aggregate then outstanding principal amount of this Note.

2.           Mandatory Prepayment.

(a)          Purchaser shall make a Mandatory Prepayment on the Note of One Million Five Hundred Thousand Dollars and no cents ($1,500,000.00) upon the consummation of an equity financing or series of equity financings that in combination provide the Purchaser net proceeds equal to or greater than Five Million Dollars and no cents($5,000,000.00).  At such time that the Mandatory Prepayment is made, the remaining payments pursuant to this Note shall be recalculated with the new principal balance over the remaining payment dates as set forth in the Payment Schedule.

3.           Prepayment.  The Purchaser may prepay any portion of the principal amount of this Note upon at least 3 business days’ notice to the Seller.

4.           Events of Default.

(a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any failure or breach to pay as provided in the Payment Schedule, and such failure or breach shall not have been remedied within 5 business days after the date on which notice of such failure or breach shall have been delivered, which has not been otherwise cured;

(ii)           Purchaser shall fail to observe or perform any material obligation or shall breach any material term or provision of this Note and such failure or breach shall not have been remedied within 10 days after the date on which notice of such failure or breach shall have been delivered;

(iii)           Purchaser or any of its subsidiaries shall commence, or there shall be commenced against Purchaser or any subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Purchaser or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Purchaser or any subsidiary, or there is commenced against Purchaser or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Purchaser or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Purchaser or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Purchaser or any subsidiary makes a general assignment for the benefit of creditors; or Purchaser or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Purchaser or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Purchaser or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Purchaser or any subsidiary for the purpose of effecting any of the foregoing;

(v)           Purchaser or any subsidiary shall default in any of its respective obligations in excess of $500,000 under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Purchaser or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

5.           Modifications.   No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

6.           Cumulative Rights and Remedies; Usury.   The rights and remedies of Seller expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, the Asset Purchase Agreement, or applicable law (including at equity). The election of Seller to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Purchaser agrees Seller may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

7.           Collection Expenses.   If Seller shall commence an action or proceeding to enforce this Note, then Purchaser shall reimburse Seller for its costs of collection and reasonable attorneys fees incurred with the investigation, preparation and prosecution of such action or proceeding.

8.           Severability.    If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

9.           Successors and Assigns.   This Note shall be binding upon Purchaser and its successors and shall inure to the benefit of the Seller and its successors and assigns. The term “Seller” as used herein, shall also include any endorsee, assignee or other holder of this Note.

10.         Lost or Stolen Promissory Note.   If this Note is lost, stolen, mutilated or otherwise destroyed, Purchaser shall execute and deliver to the Seller a new promissory note containing the same terms, and in the same form, as this Note. In such event, Purchaser may require the Seller to deliver to Purchaser an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

11.         Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Las Vegas, Nevada.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Las Vegas, Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.   If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

12.         Notice.  Any and all notices or other communications or deliveries to be provided by the Seller hereunder, including, without limitation, any conversion notice, shall be in writing and delivered personally, by facsimile, electronic mail, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Purchaser, KeyOn CommX, LLC 7548 W. Sahara Ave., Suite 102, Las Vegas, NV 89117, 702-441-1265 or such other address or facsimile number as the Purchaser may specify for such purposes by notice to the Seller delivered in accordance with this paragraph.  Any and all notices or other communications or deliveries to be provided by the Purchaser hereunder shall be in writing and delivered personally, by facsimile, electronic mail, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Seller at the address of the Seller appearing on the books of the Purchaser (as set forth in the Loan and Security Agreement), or if no such address appears, at the principal place of business of the Seller.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if delivered by hand or by telecopy that has been confirmed as received by 5:00 p.m. on a business day, (ii) one business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 p.m. on any day, or (iii) five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested.

13.         Required  Notice to Seller.  The Seller is to be immediately notified by the Purchaser, in accordance with Section 15, of the existence or occurrence of any Event of Default.

14.           Transferability of Note.  Subject to compliance with any applicable securities laws and the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, this Note and all rights hereunder are transferable, in whole or in part, upon surrender of this Note at the principal office of the Purchaser, together with a written assignment or endorsement of this Note duly executed by the Seller or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Purchaser shall execute and deliver a new Note or Notes in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Note evidencing the portion of this Note not so assigned, and this Note shall promptly be cancelled.

The undersigned signs this Note as a Purchaser and not as a surety or guarantor or in any other capacity.

KEYON COMMX, LLC a Nevada LLC

/s/ Jonathan Snyder
By:	KeyOn Communications Holdings, Inc
Its:	Managing Member

APPENDIX 1

Payment	1	2	3	4	5
Date	31-Aug-11	30-Nov-11	29-Feb-12	31-May-12	31-Aug-12
Beginning Balance	$3,500,000.00	$3,169,239.24	$2,834,343.97	$2,495,262.51	$2,151,942.54
Principal Amortization	$(330,760.76)	$(334,895.27)	$(339,081.46)	$(343,319.98)	$(347,611.48)
Ending Balance	$3,169,239.24	$2,834,343.97	$2,495,262.51	$2,151,942.54	$1,804,331.06

Interest Payment	$43,750.00	$39,615.49	$35,429.30	$31,190.78	$26,899.28

Total Payment	$(374,510.76)	$(374,510.76)	$(374,510.76)	$(374,510.76)	$(374,510.76)

Payment	6	7	8	9	10
Date	30-Nov-12	28-Feb-13	31-May-13	31-Aug-13	30-Nov-13
Beginning Balance	$1,804,331.06	$1,452,374.44	$1,096,018.36	$735,207.83	$369,887.17
Principal Amortization	$(351,956.62)	$(356,356.08)	$(360,810.53)	$(365,320.66)	$(369,887.17)
Ending Balance	$1,452,374.44	$1,096,018.36	$735,207.83	$369,887.17	$(0.00)

Interest Payment	$22,554.14	$18,154.68	$13,700.23	$9,190.10	$4,623.59

Total Payment	$(374,510.76)	$(374,510.76)	$(374,510.76)	$(374,510.76)	$(374,510.76)